Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

941-792-1680

kevin.inda@cci-ir.com

H&E Equipment Services Reports Second Quarter 2014 Results

BATON ROUGE, Louisiana — (July 31, 2014) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the second quarter ended June 30, 2014.

SECOND QUARTER 2014 HIGHLIGHTS:

•	Revenues increased 14.3% to $280.4 million versus $245.3 million a year ago.

•	Net income increased 45.5% to $15.7 million in the second quarter compared to net income of $10.8 million a year ago.

•	EBITDA increased 24.3% to $78.7 million from $63.3 million, yielding a margin of 28.1% of revenues compared to 25.8% of revenues a year ago.

•	Rental revenues increased 18.0%, or $15.1 million, to $98.8 million due to strong physical utilization while continuing to expand the fleet based on high demand. Better rates also contributed to higher rental gross margins compared to a year ago.

•	Combined parts and service revenues increased 10.6% to $44.5 million this quarter compared to $40.2 million a year ago on improved gross margins in both business segments. Combined parts and service gross margins yielded a 42.0% return compared to 39.6% a year ago.

•	Gross margins were 31.8% versus 30.7% a year ago.

•	Average time utilization (based on original equipment cost) was 72.7% compared to 71.0% a year ago and 69.2% in the first quarter of 2014. Average time utilization (based on units available for rent) was 67.0% compared to 66.3% last year and 64.5% last quarter.

•	Achieved positive year-over-year and sequential rental pricing in the second quarter. Average rental rates increased 2.1% compared to a year ago and improved 1.8% from the first quarter of this year.

•	Dollar utilization was 36.3% as compared to 35.8% a year ago.

•	Average rental fleet age at June 30, 2014 was 32.3 months, down from 34.4 months at the end of the last quarter and younger than the industry average age of 47 months.

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H&E Equipment Services Reports Second Quarter 2014 Results

July 31, 2014

John Engquist, H&E Equipment Services’ chief executive officer, said, “Our business performed well during the second quarter as we continued to capitalize on the improving trends in non-residential construction, especially the escalating activity in the energy and chemical sectors along the Gulf Coast. The momentum in our rental business continued as strong physical utilization combined with fleet investment and increased rates drove higher revenues and solid margin improvement. Our distribution business also continued to perform well, with new equipment sales increasing more than 20% and our combined parts and service business increasing more than 10%.”

Engquist concluded, “Our outlook remains positive for the balance of this year based on the current trends in our business and high demand in our end-user markets. With continued targeted investment in our fleet as well as pinpointed greenfield and organic expansion, we are extremely focused on delivering equipment where demand dictates and taking advantage of growth opportunities in the marketplace.”

FINANCIAL DISCUSSION FOR SECOND QUARTER 2014:

Revenue

Total revenues increased 14.3% to $280.4 million from $245.3 million in the second quarter of 2013. Equipment rental revenues increased 18.0% to $98.8 million compared with $83.7 million in the second quarter of 2013. New equipment sales increased 23.3% to $90.6 million from $73.4 million in the second quarter of 2013. Used equipment sales decreased 9.4% to $31.4 million compared to $34.7 million in the second quarter of 2013. Parts sales increased 7.3% to $28.4 million from $26.4 million in the second quarter of 2013. Service revenues increased 16.9% to $16.1 million compared to $13.8 million a year ago.

Gross Profit

Gross profit increased 18.1% to $89.1 million from $75.4 million in the second quarter of 2013. Gross margin was 31.8% for the quarter ended June 30, 2014 compared to 30.7% for the quarter ended June 30, 2013.

On a segment basis, gross margin on rentals in the second quarter of 2014 was 48.4% compared to 47.1% in the second quarter of 2013 due primarily to lower rental expense as a percentage of equipment rental revenues compared to a year ago. On average, rental rates increased 2.1% compared to the second quarter of 2013. Time utilization (based on OEC) was 72.7% in the second quarter of 2014 compared to 71.0% a year ago.

Gross margin on new equipment sales was 12.3% as compared to 11.4% in the second quarter a year ago. Gross margin on used equipment sales was 32.9% compared to 30.3% a year ago. Gross margin on the sale of rental fleet equipment, which was approximately 88.4% of used equipment sales for the second quarter ended June 30, 2014 and 79.7% in the second quarter ended June 30, 2013, increased to 35.4% from 35.0% in the second quarter a year ago. Gross margin on parts sales increased to 29.4% from 27.3% primarily due to revenue mix. Gross margin on service revenues increased to 64.2% from 63.3% in the prior year due primarily to revenue mix.

Rental Fleet

At the end of the second quarter of 2014, the original acquisition cost of the Company’s rental fleet was $1.1 billion, an increase of $162.6 million from $954.3 million at the end of the second quarter of 2013 and an increase of $116.1 million from $1.0 billion at the end of 2013. Dollar utilization was 36.3% compared to 35.8% for the second quarter of 2013. Dollar returns increased reflecting higher year-over-year average rental rates and strong time utilization.

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H&E Equipment Services Reports Second Quarter 2014 Results

July 31, 2014

Selling, General and Administrative Expenses

SG&A expenses for the second quarter of 2014 were $51.9 million compared with $47.1 million last year, a $4.8 million, or 10.1%, increase. For the second quarter of 2014, SG&A expenses as a percentage of total revenues were 18.5% as compared to 19.2% a year ago.

Income from Operations

Income from operations for the second quarter of 2014 was $37.9 million, or 13.5% of revenues, compared with income from operations of $28.9 million, or 11.8% of revenues, a year ago.

Interest Expense

Interest expense for the second quarter of 2014 was $12.9 million compared to $13.1 million a year ago.

Net Income

Net income was $15.7 million, or $0.45 per diluted share, in the second quarter of 2014, compared to net income of $10.8 million, or $0.31 per diluted share, a year ago. The effective income tax rate in the second quarter of 2014 was 38.0% compared to 32.6% a year ago.

EBITDA

EBITDA for the second quarter of 2014 increased 24.3% to $78.7 million compared to $63.3 million a year ago. EBITDA, as a percentage of revenues, was 28.1% compared to 25.8% a year ago.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of these measures and our use of these measures. EBITDA, as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss second quarter results today, July 31, 2014, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1467 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on July 31, 2014, and will continue to be available through August 16, 2014, by dialing 719-457-0820 and entering confirmation code 8972393.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on July 31, 2014, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 69 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment

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H&E Equipment Services Reports Second Quarter 2014 Results

July 31, 2014

rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) the pace of economic recovery in areas affecting our business (although we have experienced an upturn in our business activities from the most recent economic downturn and related decreases in construction and industrial activities, there is no certainty that this trend will continue; if the pace of the recovery slows or construction and industrial activities decline, our revenues and operating results may be severely affected); (3) the impact of conditions of the global credit markets and their effect on construction spending activity and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) the risks associated with the expansion of our business; (8) our possible inability to effectively integrate any businesses we acquire; (9) competitive pressures; (10) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (11) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Second Quarter 2014 Results

July 31, 2014

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Equipment rentals	$98,814	$83,728	$185,038	$159,098
New equipment sales	90,581	73,436	160,128	126,759
Used equipment sales	31,397	34,661	60,742	66,810
Parts sales	28,371	26,448	54,173	51,400
Service revenues	16,102	13,770	29,750	28,321
Other	15,113	13,297	27,776	25,340

Total revenues	280,378	245,340	517,607	457,728
Cost of revenues:
Rental depreciation	35,449	30,020	68,447	58,152
Rental expense	15,581	14,248	29,805	27,851
New equipment sales	79,413	65,055	141,147	112,794
Used equipment sales	21,056	24,172	41,474	46,920
Parts sales	20,041	19,233	38,323	37,537
Service revenues	5,767	5,057	10,508	10,800
Other	14,003	12,143	26,051	23,782

Total cost of revenues	191,310	169,928	355,755	317,836

Gross profit	89,068	75,412	161,852	139,892
Selling, general, and administrative expenses	51,883	47,106	100,739	93,370
Gain on sales of property and equipment, net	757	606	1,420	1,106

Income from operations	37,942	28,912	62,533	47,628
Interest expense	(12,922)	(13,085)	(25,572)	(25,357)
Other income, net	344	201	650	708

Income before provision for income taxes	25,364	16,028	37,611	22,979
Provision for income taxes	9,638	5,219	14,449	7,393

Net income	$15,726	$10,809	$23,162	$15,586

NET INCOME PER SHARE
Basic – Net income per share	$0.45	$0.31	$0.66	$0.45

Basic – Weighted average number of common shares outstanding	35,111	34,988	35,110	34,982

Diluted – Net income per share	$0.45	$0.31	$0.66	$0.44

Diluted – Weighted average number of common shares outstanding	35,235	35,122	35,227	35,109

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H&E Equipment Services Reports Second Quarter 2014 Results

July 31, 2014

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	June 30,	December 31,
	2014	2013
Cash	$6,090	$17,607
Rental equipment, net	784,896	688,710
Total assets	1,230,450	1,090,340
Total debt (1)	804,958	734,738
Total liabilities	1,110,955	995,528
Stockholders’ equity	119,495	94,812
Total liabilities and stockholders’ equity	$1,230,450	$1,090,340

(1)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amounts outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net income	$15,726	$10,809	$23,162	$15,586
Interest expense	12,922	13,085	25,572	25,357
Provision for income taxes	9,638	5,219	14,449	7,393
Depreciation	40,387	34,162	78,165	66,229

EBITDA	$78,673	$63,275	$141,348	$114,565

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